EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of CFSB Bancorp, Inc. on Form S-8 of our report dated September 22, 2022, on the consolidated financial statements of CFSB Bancorp, Inc. and subsidiaries as of June 30, 2022 and 2021 and for the years then ended, which appear in the Annual Report on Form 10-K of CFSB Bancorp, Inc.

Boston, Massachusetts
February 22, 2023